Exhibit 99.1

             IMS Health Names Gilles Pajot Chief Operating Officer;
            Leslye Katz Appointed Senior VP, Chief Financial Officer

     FAIRFIELD, Conn.--(BUSINESS WIRE)--Jan. 24, 2007--IMS Health (NYSE: RX) today announced that Gilles V.J. Pajot, executive vice president and president, Global Business Management, has been named the company's chief operating officer. IMS also appointed Leslye G. Katz, IMS vice president and controller, as senior vice president and chief financial officer. Both executives report to David R. Carlucci, IMS chairman and CEO, and are based at the company's Connecticut headquarters.

     In his expanded role, Mr. Pajot, 57, assumes responsibility for driving IMS's business operations, in addition to his current duties ensuring that the company's capabilities, offerings and services are leveraged effectively worldwide.

     "Gilles Pajot has played a prominent role in leading IMS into new areas of growth and opportunity - driving higher demand for our offerings and reaching a broader range of health industry clients," said Mr. Carlucci. "His deep industry knowledge and passion for this business continue to be tremendous assets to IMS as we strengthen our position in global markets and become our clients' strategic partner of choice."

     Mr. Pajot has more than 30 years' experience in the healthcare and pharmaceutical industries and has served in a number of senior-level regional and global roles. Since joining IMS in 1997, Mr. Pajot has held executive positions with responsibility for IMS operations in Europe, Middle East and Africa, assuming his global role one year ago. He has been instrumental in enhancing IMS's value proposition to clients and driving the continued globalization of the company's business lines and consulting and services activities.

     As senior vice president and chief financial officer, Ms. Katz, 52, will lead IMS's worldwide finance organization and have responsibility for finance and accounting, treasury, internal audit and investor relations.

     "Leslye is an outstanding leader with extensive financial expertise and a broad understanding of our business and strategic vision," said Mr. Carlucci. "With more than two decades of financial management experience, she is uniquely qualified to help IMS further capitalize on the tremendous opportunities before us and build an even stronger foundation for sustained, profitable growth."

     Ms. Katz has served as IMS's vice president and controller for the past five years. Previously, she was vice president and chief financial officer of American Lawyer Media, Inc., a legal journalism and information company, for three years. From 1996 to 1998, Ms. Katz was vice president and treasurer of IMS's predecessor company, Cognizant Corporation. In 1980, she joined Dun & Bradstreet, where she held a number of senior financial management posts, including senior vice president and chief financial officer of Reuben H. Donnelley, a D&B division. Ms. Katz holds a B.A. degree from Brown University and an MBA from the Wharton School of the University of Pennsylvania.

     About IMS

     Operating in more than 100 countries, IMS Health is the world's leading provider of market intelligence to the pharmaceutical and healthcare industries. With $1.8 billion in 2005 revenue and more than 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients' day-to-day operations, including portfolio optimization capabilities; launch and brand management solutions; sales force effectiveness innovations; managed care and over-the-counter offerings; and consulting and services solutions that improve ROI and the delivery of quality healthcare worldwide. Additional information is available at http://www.imshealth.com.


     CONTACT: IMS Communications
              Gary Gatyas, 610-834-4596
              ggatyas@us.imshealth.com